SHARE EXCHANGE AGREEMENT

by and among

JH DESIGNS, INC.

CARDINAL RESOURCES LLC

and

THE MEMBERS OF

CARDINAL RESOURCES LLC

NAMED HEREIN

Dated as of November 22, 2013

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of November __, 2013, is by and among JH DESIGNS, INC., a Nevada corporation (“JHDG”),CARDINAL RESOURCES LLC, a Pennsylvania limited liability company (“Cardinal”), and the individuals identified on Annex A hereto (together referred to herein as the “Members” and each a “Member”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

A. JHDG has 300,000,000 shares of common stock, $0.001 par value, authorized, of which 196,900,000 were issued and outstanding as of October 31, 2013, and 25,000,000 shares of preferred stock, none of which were issued or outstanding. At or prior to the consummation of the transactions contemplated hereby, holders of approximately 160,900,000 shares of common stock of JHDG will deliver such shares to the Company for cancellation. As a result of such cancellation, the outstanding shares of common stock of JHDG will be 36,000,000.

B. The capitalization of Cardinal consists of 2,000,000 Class A Units (the “Units”). As of the date of this Agreement, seven hundred thirty-two thousand nine hundred and twelve (732,912) Units of the Company are issued and outstanding. Each Member is the record and beneficial owner of the Units set forth opposite such Member’s name on Annex A hereto. In addition, Cardinal has three outstanding options for the issuance of 100,600.5 Units at $0.65 per Unit (the “Cardinal Options”), and notes convertible into approximately 20,017 Units (the “Cardinal Notes”), held by the persons set forth on Annex B hereto (the “Option holders” and “Note holders” respectively).

C. Each Member has agreed to transfer all of his, her or its (hereinafter “its”) Units in exchange for approximately 46,623,554 newly issued shares of the Common Stock, $0.0001 par value, of JHDG (the “JHDG Stock”), as set forth on Annex A. The approximate number of shares of JHDG Stock to be received by each Member is listed opposite each such Member’s name on Annex A. The aggregate number of shares of JHDG Stock that is reflected on Annex A is referred to herein as the “Shares.”

D. Approximately 1,273,343 shares of JHDG Stock will be reserved for issuance upon conversion of the Cardinal Notes, and approximately 6,103,104 shares of JHDG Stock will be reserved for issuance upon exercise of the Cardinal Options as set forth on Annex B.

E. In the aggregate, the shares of JHDG Stock issuable to Members and reserved for issuance with respect to the Cardinal Notes and Cardinal Options will be approximately sixty percent (60%) of the issued and outstanding capital stock of JHDG as of and immediately after the Closing.

F. The Board of Directors of JHDG and the Managing Member of Cardinal has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Membership Interests and Shares

1.1. Exchange by the Members. At the Closing, each Member shall sell, transfer, convey, assign and deliver to JHDG its Units free and clear of any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance (“Liens”) in exchange for the JHDG Stock listed on Annex A opposite such Member’s name. The Option holders and Note holders also acknowledge and agree that JHDG Stock shall be issuable in lieu of equity securities of Cardinal upon exercise or conversion of the Cardinal Notes and Cardinal Options, and that the number of shares of JHDG Stock issuable upon exercise of Cardinal Options and conversion of the Cardinal Notes is substantially as set forth on Annex B hereto. All other terms and conditions of the issuance of JHDG Stock upon exercise or conversion of Cardinal Notes and Cardinal Options shall be in accordance with the terms of such instruments.

1.2. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Kline Law Group, PC, in San Francisco, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Members

Each of the Members hereby severally (and not jointly) represents and warrants to JHDG with respect to itself, as follows.

2.1. Good Title. The Member is the record and beneficial owner, and has good title to its Units, with the right and authority to sell and deliver such Units. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of JHDG as the new owner of such Units in the books and records of Cardinal, JHDG will receive good title to such Units, free and clear of all Liens.

2.2. Organization. Each Member that is an entity is duly organized and validly existing in its jurisdiction of organization.

2.3. Power and Authority. The Member has the legal power, capacity and authority to execute and deliver this Agreement and any other documents or agreements executed in connection with the Transactions (the “Transaction Documents”) to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Member to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.4. No Conflicts. The execution and delivery of this Agreement by the Member and the performance by the Member of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree (“Laws”); (b) will not violate any Laws applicable to the Member; and (c) will not violate or breach any contractual obligation to which the Member is a party.

2.5. Litigation. There is no pending proceeding against the Member that involves the Units or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Member, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6. No Finder’s Fee. The Member has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.7. Purchase Entirely for Own Account. The JHDG Stock proposed to be acquired by the Member hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing the JHDG Stock, except in compliance with applicable securities laws.

2.8. Available Information. The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in JHDG.

2.9. Non-Registration. The Member understands that the JHDG Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the JHDG Stock in accordance with JHDG’s charter documents or the laws of its jurisdiction of incorporation.

2.10. Restricted Securities. The Member understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Member pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the JHDG Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Member further acknowledges that if the Shares are issued to the Member in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11. Accredited Investor. The Member is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act and the Member was not organized for the specific purpose of acquiring the Shares.

2.12. Legends. The Member hereby agrees with JHDG that the JHDG Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.13. Additional Legend; Consent. Additionally, the JHDG Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Member consents to JHDG making a notation on its records or giving instructions to any transfer agent of JHDG Stock in order to implement the restrictions on transfer of the Shares.

ARTICLE III
Representations and Warranties of Cardinal

Cardinal represents and warrants as follows to JHDG.

3.1. Organization, Standing and Power. Cardinal and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Cardinal, a material adverse effect on the ability of Cardinal to perform its obligations under this Agreement or on the ability of Cardinal to consummate the Transactions (a “Cardinal Material Adverse Effect”). Cardinal and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Cardinal Material Adverse Effect. Cardinal has delivered to JHDG true and complete copies of the Cardinal Operating Agreement and Bylaws, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests. (a) All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and non assessable and are as of the date of this Agreement owned by Cardinal, by another subsidiary of Cardinal or by Cardinal and another subsidiary of Cardinal, free and clear of all Liens. Except for its interests in its subsidiaries, Cardinal does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3. Capital Structure. The total aggregate number of authorized Class A and Class B Units of the Company is two million (2,000,000). As of the date hereof, seven hundred thirty-two thousand nine hundred and twelve (732,912) Units of the Company are issued and outstanding, and no Class B Units are issued. No other membership interests, shares of capital stock or other voting securities of Cardinal are issued, reserved for issuance or outstanding. Cardinal is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding Units and shares of the capital stock of Cardinal and each of its subsidiaries are duly authorized, validly issued, fully paid and non assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Pennsylvania, the Cardinal Operating Agreement, the Cardinal Bylaws or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (“Contract”) to which Cardinal is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Cardinal or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Cardinal’s capital stock or the capital stock of any of its subsidiaries may vote (“Voting Cardinal Debt”). Except for the Cardinal Notes and Cardinal Options, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Cardinal or any of its subsidiaries is a party or by which any of them is bound (a) obligating Cardinal or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Cardinal or any of its subsidiaries or any Voting Cardinal Debt, (b) obligating Cardinal or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Cardinal or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Cardinal to repurchase, redeem or otherwise acquire any shares of capital stock of Cardinal

3.4. Authority; Execution and Delivery; Enforceability. Cardinal has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Cardinal of this Agreement and the consummation by Cardinal of the Transactions have been duly authorized and approved by the Management Committe of Cardinal and no other proceedings on the part of Cardinal are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Cardinal in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5. No Conflicts; Consents. The execution and delivery by Cardinal of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Cardinal or any of its subsidiaries under, any provision of (i) the Cardinal Operating Agreement, the Cardinal Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which Cardinal or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Cardinal or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cardinal Material Adverse Effect.

(b) Except for any required filings under applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Cardinal or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6. Taxes. (a) Each of Cardinal and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes (“Tax Returns”) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to timely file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Cardinal Material Adverse Effect. All forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts (“Taxes”) shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to timely pay or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Cardinal Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Cardinal know of no basis for any such claim.

(b) The Cardinal Financial Statements reflect an adequate reserve for all Taxes payable by Cardinal and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. To the knowledge of Cardinal no deficiency with respect to any Taxes has been proposed, asserted or assessed against Cardinal or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Cardinal Material Adverse Effect.

3.7. Benefit Plans. Cardinal does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Cardinal or any of its subsidiaries (collectively, “Cardinal Benefit Plans”). As of the date of this Agreement there are not any severance or termination agreements or arrangements between Cardinal or any of its subsidiaries and any current or former employee, officer or director of Cardinal or any of its subsidiaries, nor does Cardinal or any of its subsidiaries have any general severance plan or policy.

3.8. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (each, an “Action”) against or affecting Cardinal or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Cardinal Material Adverse Effect. Neither Cardinal nor any of its subsidiaries, nor to the knowledge of any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9. Compliance with Applicable Laws. Cardinal and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Cardinal Material Adverse Effect. Cardinal has not received any written communication during the past two years from a Governmental Entity that alleges that Cardinal is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10. Brokers. Except as set forth in the Cardinal Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Cardinal or any of its subsidiaries.

3.11. Contracts. There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Cardinal and its subsidiaries taken as a whole. Neither Cardinal nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Cardinal Material Adverse Effect.

3.12. Title to Properties. Neither Cardinal nor any of its subsidiaries own any real property. Cardinal and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses, except to the extent the failure of having such sufficient title or valid leasehold interest, would not reasonably be expected to have a Material Adverse Effect.. All such assets and properties, other than assets and properties in which Cardinal or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Cardinal Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Cardinal and its subsidiaries to conduct business as currently conducted.

3.13. Intellectual Property. Cardinal and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, any and all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs(“Intellectual Property Rights”) which are material to the conduct of the business of Cardinal and its subsidiaries taken as a whole. There are no claims pending or, to the knowledge of Cardinal, threatened that Cardinal or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Cardinal, no person is infringing the rights of Cardinal or any of its subsidiaries with respect to any Intellectual Property Right.

3.14. Financial Statements. Cardinal has delivered to JHDG its unaudited consolidated financial statements for the years ended December 31, 2011 and 2012 (the “Cardinal Financial Statements”). The Cardinal Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period indicated. The Cardinal Financial Statements fairly present in all material respects the financial condition and operating results of Cardinal, as of the dates, and for the periods, indicated therein. Cardinal does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2012, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Cardinal Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Cardinal Material Adverse Effect.

3.15. Transactions with Affiliates and Employees. None of the officers or directors of Cardinal and, to the knowledge of Cardinal, none of the employees of Cardinal is presently a party to any transaction with Cardinal or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Cardinal, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.16. Solvency. Based on the financial condition of Cardinal as of the Closing Date (and assuming that the Closing shall have occurred), (a) Cardinal’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Cardinal’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Cardinal’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Cardinal, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Cardinal, together with the proceeds Cardinal would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Cardinal does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.17. Investment Company. Cardinal is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.18. Foreign Corrupt Practices. Neither Cardinal, nor any of its subsidiaries, nor, to Cardinal’s knowledge, any director, officer, agent, employee or other person acting on behalf of Cardinal or any of its subsidiaries has, in the course of its actions for, or on behalf of, Cardinal (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; ; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.19. Absence of Certain Changes or Events. From December 31, 2012 to the date of this Agreement, Cardinal has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Cardinal or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Cardinal Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Cardinal Material Adverse Effect;

(c) any waiver or compromise by Cardinal or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Cardinal or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Cardinal Material Adverse Effect;

(e) any material change to a material Contract by which Cardinal or any of its subsidiaries or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by Cardinal or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Cardinal’s or its subsidiaries’ ownership or use of such property or assets;

(g) any loans or guarantees made by Cardinal or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of Cardinal’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Members or any purchase, redemption or agreements to purchase or redeem any Units;

(j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Cardinal stock option plans; or

(k) any arrangement or commitment by Cardinal or any of its subsidiaries to do any of the things described in this Section 3.19.

3.20. Disclosure. All disclosure provided to JHDG regarding Cardinal, its business and the Transactions, furnished by or on behalf of Cardinal (including Cardinal’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.21. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, to the knowledge of Cardinal, or is contemplated to occur with respect to Cardinal or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Cardinal under applicable securities laws on a registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”) relating to an issuance and sale by Cardinal of its Units and which has not been publicly announced.

3.22. No Additional Agreements. Cardinal does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of JHDG

JHDG represents and warrants as follows to the Members and Cardinal.

4.1. Organization, Standing and Power. JHDG is duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on JHDG, a material adverse effect on the ability of JHDG to perform its obligations under this Agreement or on the ability of JHDG to consummate the Transactions (a “JHDG Material Adverse Effect”). JHDG is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a JHDG Material Adverse Effect. JHDG has delivered to Cardinal true and complete copies of the JHDG Articles of Incorporation and the JHDG Bylaws, as amended through date of this Agreement.

4.2. Subsidiaries; Equity Interests. JHDG does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3. Capital Structure. The authorized capital stock of JHDG consists of 300,000,000 shares of common stock, $0.0001 par value and no shares of Preferred Stock. As of the date hereof 196,900,000 shares of JHDG’s common stock and no shares of preferred stock are issued and outstanding. No shares of capital stock or other voting securities of JHDG are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of JHDG are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Florida law, the JHDG Articles of Incorporation, the JHDG Bylaws or any Contract to which JHDG is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of JHDG having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of JHDG’s common stock may vote (“Voting JHDG Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which JHDG is a party or by which it is bound (a) obligating JHDG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, JHDG or any Voting JHDG Debt, (b) obligating JHDG to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of JHDG. As of the date of this Agreement, there are not any outstanding contractual obligations of JHDG to repurchase, redeem or otherwise acquire any shares of capital stock of JHDG. The stockholder list provided to Cardinal is a current stockholder and such list accurately reflects all of the issued and outstanding shares of the JHDG’s common stock.

4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by JHDG of this Agreement and the consummation by JHDG of the Transactions have been duly authorized and approved by the Board of Directors of JHDG and the holders of a majority of its capital stock and no other corporate proceedings on the part of JHDG are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of JHDG, enforceable against JHDG in accordance with the terms hereof.

4.5. No Conflicts; Consents. The execution and delivery by JHDG of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of JHDG under, any provision of (i) the JHDG Articles of Incorporation or JHDG Bylaws, (ii) any material Contract to which JHDG is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.6(b), any material Order or material Law applicable to JHDG or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a JHDG Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to JHDG in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6. Taxes. JHDG has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a JHDG Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a JHDG Material Adverse Effect.

(b) The JHDG Financial Statements reflect an adequate reserve for all Taxes payable by JHDG (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against JHDG, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a JHDG Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of JHDG. JHDG is not bound by any agreement with respect to Taxes.

4.7. Benefit Plans. JHDG does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of JHDG. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between JHDG and any current or former employee, officer or director of JHDG, nor does JHDG have any general severance plan or policy.

4.8. Litigation. There is no Action against or affecting JHDG or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a JHDG Material Adverse Effect. Neither JHDG nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.9. Compliance with Applicable Laws. JHDG is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a JHDG Material Adverse Effect. JHDG has not received any written communication during the past two years from a Governmental Entity that alleges that JHDG is not in compliance in any material respect with any applicable Law. This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.7.

4.10 Contracts. There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of JHDG taken as a whole. JHDG is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a JHDG Material Adverse Effect.

4.11 Title to Properties. JHDG has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which JHDG has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of JHDG to conduct business as currently conducted. JHDG has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. JHDG enjoys peaceful and undisturbed possession under all such material leases.

4.12. Intellectual Property. JHDG does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of JHDG, threatened that JHDG is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.13. Undisclosed Liabilities. JHDG has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of JHDG or in the notes thereto. All liabilities of JHDG shall be paid off in full and shall in no event remain liabilities of JHDG, Cardinal or the Members following the Closing.

4.14. SEC Documents. JHDG has filed all reports, schedules, forms, statements and other documents as required by the U.S. Securities and Exchange Commission (the “SEC”) and JHDG has delivered or made available to Cardinal all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “JHDG SEC Documents”). The JHDG SEC Documents complied in all material respects with the requirements of the Securities Act of 19933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such JHDG SEC documents, and none of the JHDG SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Cardinal prior to the date of this Agreement), none of the JHDG SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of JHDG included in such JHDG SEC Documents (the “JHDG Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of JHDG and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by JHDG’s independent accountants). Except as set forth in the JHDG SEC Documents, at the date of the most recent audited financial statements of JHDG included in the JHDG SEC Documents, neither JHDG nor any of its subsidiaries had, and since such date neither JHDG nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to JHDG.

4.15. Undisclosed Liabilities. Neither of the JHDG nor any of its subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $1,000.00 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

4.16. Transactions With Affiliates and Employees. None of the officers or directors of JHDG and, to the knowledge of JHDG, none of the employees of JHDG is presently a party to any transaction with JHDG or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of JHDG, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17. Solvency. Based on the financial condition of JHDG as of the Closing Date (and assuming that the Closing shall have occurred), (a) JHDG’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of JHDG’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) JHDG’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by JHDG, and projected capital requirements and capital availability thereof, and (c) the current cash flow of JHDG, together with the proceeds JHDG would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. JHDG does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.18. Investment Company. JHDG is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.19. Foreign Corrupt Practices. Neither JHDG, nor to JHDG’s knowledge, any director, officer, agent, employee or other person acting on behalf of JHDG has, in the course of its actions for, or on behalf of, JHDG (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.20. Absence of Certain Changes or Events. Except as disclosed in the JHDG SEC Documents, since the date of the most recent financial statements included in the JHDG SEC Documents, JHDG has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of JHDG from that reflected in the JHDG Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a JHDG Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a JHDG Material Adverse Effect;

(c) any waiver or compromise by JHDG of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by JHDG, except in the ordinary course of business and the satisfaction or discharge of which would not have a JHDG Material Adverse Effect;

(e) any material change to a material Contract by which JHDG or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of JHDG;

(h) any mortgage, pledge, transfer of a security interest in or lien created by JHDG with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair JHDG’s ownership or use of such property or assets;

(i) any loans or guarantees made by JHDG to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of JHDG’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by JHDG;

(k) any alteration of JHDG’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing JHDG stock option plans; or

(m) any arrangement or commitment by JHDG to do any of the things described in this Section 4.21.

4.21. No Registration Matters. JHDG has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of JHDG registered with the SEC or any other governmental authority that have not been satisfied.

4.22. Disclosure. All disclosure provided to the Members regarding JHDG, its business and the Transactions, furnished by or on behalf of JHDG (including JHDG’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.23. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to JHDG, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by JHDG under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by JHDG of its common stock and which has not been publicly announced.

4.24. No Additional Agreements. JHDG does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.1. JHDG Conditions Precedent. The obligations of the Members and Cardinal to enter into and complete the Closing are subject, at the option of the Members and Cardinal, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Cardinal and the Members in writing.

(a) Representations and Covenants. The representations and warranties of JHDG contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. JHDG shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by JHDG on or prior to the Closing Date. JHDG shall have delivered to the Members and Cardinal a certificate, dated the Closing Date, signed by an officer of the JHDG, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Cardinal, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of JHDG.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by JHDG for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by JHDG, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a JHDG Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Cardinal Financial Statements which has had or is reasonably likely to cause a JHDG Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of JHDG, on a fully-diluted basis, shall be acceptable to Cardinal and the Members.

(f) Satisfactory Completion of Due Diligence. Cardinal and the Members shall have completed their legal, accounting and business due diligence of JHDG and the results thereof shall be satisfactory to Cardinal and the Members in their sole and absolute discretion.

(g) Secretary’s Certificate. JHDG shall have delivered to Cardinal a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the JHDG Articles of Incorporation, the JHDG Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h) Good Standing Certificate. JHDG shall have delivered to Cardinal a certificate of good standing of JHDG dated within five (5) business days of Closing issued by the Secretary of State of Nevada.

(i) Resignations and Appointments. JHDG shall have delivered to Cardinal (i) a letter of resignation from each director and officer of JHDG resigning from all of their respective positions effective upon the Closing and (ii) evidence of the election of such directors and officers of JHDG as may be designated by Cardinal, effective as of the Closing.

(j) Payoff Letters and Releases. JHDG shall have delivered to Cardinal such pay-off letters and releases relating to liabilities of JHDG as Cardinal shall request, in form and substance satisfactory to Cardinal.

(k) Lien Searches. If requested, JHDG shall have delivered to Cardinal the results of UCC, judgment lien and tax lien searches with respect to JHDG, the results of which indicate no liens on the assets of JHDG.

(l) Release. JHDG shall have delivered to Cardinal a duly executed release by the current directors and officers of JHDG and by JHDG in favor of Cardinal and the Members, in form and substance satisfactory to Cardinal.

(m) Issuance of Shares. JHDG shall have issued the Shares to the Members on the stock ledger of JHDG in accordance with Annex A and shall have delivered a copy of such stock ledger to Cardinal and the Members. At or within five (5) business days following the Closing, JHDG shall deliver to each Member a certificate representing the new shares of JHDG Stock issued to such Member. An additional 3,200,000 shares shall be reserved for issuance to certain consultants pursuant to current consulting agreements.

(n) Cancellation of Shares; Capitalization. Shareholders of JHDG shall have delivered to JHDG certificates for cancellation approximately 171,800,000 shares of common stock of JHDG, with duly executed assignment forms, and such shares shall have been cancelled by JHDG such that the capitalization immediately prior to the consummation of the issuance of shares of JHDG to the Members hereby is 32,800,000 shares of common stock and no shares of preferred stock.

(p) Such other documents as Cardinal may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of JHDG evidencing the performance by JHDG, or the compliance by JHDG with, any covenant or obligation required to be performed or complied with by JHDG (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

5.2. Cardinal and Member Conditions Precedent. The obligations of JHDG to enter into and complete the Closing is subject, at the option of JHDG, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by JHDG in writing.

(a) Representations and Covenants. The representations and warranties of the Members and Cardinal contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Members and Cardinal shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Members and Cardinal on or prior to the Closing Date. Each of Cardinal and the Members shall have delivered to JHDG a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of JHDG, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Cardinal.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Members or Cardinal for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Members or Cardinal, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Cardinal Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Cardinal Financial Statements which has had or is reasonably likely to cause a Cardinal Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of JHDG, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to JHDG.

(f) Satisfactory Completion of Due Diligence. JHDG shall have completed its legal, accounting and business due diligence of Cardinal and the Members and the results thereof shall be satisfactory to JHDG in its sole and absolute discretion.

(g) Secretary’s Certificate. Cardinal shall have delivered to JHDG a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the Cardinal Operating Agreement and Bylaws and resolutions of its Management Committee approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h) Good Standing Certificate. Cardinal shall have delivered to JHDG a certificate of good standing of Cardinal dated within five (5) business days of Closing reasonably satisfactory to JHDG.

(i) Unit Transfer Documents. If Units are certificated, each Member shall have delivered to JHDG the original certificate(s) representing its Units, accompanied by a duly executed Unit transfer power for transfer by the Member of its Units to JHDG.

ARTICLE VI
Covenants

6.1. Blue Sky Laws. JHDG shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the JHDG Stock in connection with this Agreement.

6.2. Public Announcements. JHDG and Cardinal will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5. Exclusivity. No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of JHDG or Cardinal (as applicable), or any assets of JHDG or Cardinal (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6. Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

6.7. Preservation of Business. From the date of this Agreement until the Closing Date, each of Cardinal and JHDG shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VII
Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to JHDG, to:

JH Designs, Inc.
11271 VENTURA BLVD., #511
STUDIO CITY, California 9160.
Attention:
Facsimile:

If to Cardinal, to:

Cardinal Resources LLP

Attention:
Facsimile:

With a copy to:

Kline Law Group, PC
100 Pine Street, Suite 1250
San Francisco, CA 94111
Attention: Scott Kline
Facsimile: 415.745.3301

If to the Members at the addresses set forth in on the signature pages hereto.

7.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Cardinal,JHDG and Members holding a majority of the Units. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Member to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Members then hold the Shares.

7.3. Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) Cardinal, JHDG and a majority of the Members may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) JHDG may terminate this Agreement by giving written notice to Cardinal and the Members at any time prior to the Closing (A) in the event Cardinal or any Member has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, JHDG has notified Cardinal and/or the Member of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before November 15, 2013 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from JHDG itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Cardinal may terminate this Agreement by giving written notice to JHDG at any time prior to the Closing (A) in the event JHDG has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Cardinal has notified JHDG of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before November 15, 2013 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Cardinal or any Member breaching any representation, warranty, or covenant contained in this Agreement).

(b) If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

7.4. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Members, JHDG and Cardinal will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.5. Independent Nature of Members’ Obligations and Rights. The obligations of each Member under this Agreement are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under this Agreement. The decision of each Member to acquire the Shares pursuant to this Agreement has been made by such Member independently of any other Member. Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Member shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Member to be joined as an additional party in any proceeding for such purpose. Each of Cardinal and JHDG acknowledges that each of the Members has been provided with this same Agreement for the purpose of closing a transaction with multiple Members and not because it was required or requested to do so by any Member.

7.6. Limitation of Liability. Not with standing anything herein to the contrary, each of JHDG and Cardinal acknowledges and agrees that the liability of a Member arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Member, and that no trustee, officer, other investment vehicle or any other affiliate of such Member or any investor, shareholder or holder of shares of beneficial interest of such Member shall be personally liable for any liabilities of such Member.

7.7. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.9. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.10. Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Wyoming are mandatorily applicable to the Transactions.

7.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

JH DESIGNS, INC.

By:
Name:
Title:

CARDINAL RESOURCES LLP

By:
Name:	Kevin Jones
Title:	President

MEMBERS:

Name:
Address:

OPTION HOLDERS:

Name:
Address:

NOTE HOLDERS:

Name:
Address:

[Signature Page to JH Designs, Inc, Share Exchange Agreement]

ANNEX A

Members of Cardinal

Name	Number of Shares of Units Exchanged	Number of Shares of JHDG Stock Received
Members:
Kevin R. Jones (MC)	386,553	24,590,230
Barbara H. Jones (MC)	128,072	8,147,188
Carol J. McKee (MC)	128,071	8,147,124
Joyce O’Connor (MC)	31,607	2,010,652
Valerie L. Zeller	5,214	331,684
Robert D. Jones/Joan C. Jones	10,429	663,432
CorinnaKalrsen/Axel DeNys	10,429	663,432
Spencer Sherman	2,306	146,694
Margaret Winkler	16,138	1,026,605
Mark Steiner	1,400	89,060
James Humphrey	1,400	89,060
Juanita Britton	2,758	175,448
Elaine Eisner	5,535	352,104
Peter D. Nalle	1,000	63,614
OsagieImasogie	1,000	63,614
Stephen W. Craig	1,000	63,614
TOTALS	732,912	46,623,554

ANNEX B

Convertible Note Share Reservation

Name	Number of Shares of Units Subject to Exchange	Number of Shares of JHDG Stock Received
Satyasgar Morisetty	1,667	105,445
Liann Kester	833	52,722
Ellen Fish	833	52,722
Peter D. Nalle	5,283	334,259
OsagieImasogie	4,450	281,537
Stephen W. Craig	5,283	334,259
Laughing Gull Foundation	1,667	105,445
TOTALS	20,017	1,273,343

Option Share Reservation

Name	Number of Shares of Units Subject to Exercise	Number of Shares of JHDG Stock Received
William Siebel	33,533.50	2,034,368
Tommy Wang	33,533.50	2,034,368
David Lubik	33,533.50	2,034,368
TOTALS	100,600.50	6,103,104